1 Market Share – US New Vehicle Financing (Top 40 Lenders) 55% 12% 34% With out AHFC Available to DT Exclusive to DT Not Available to DT 55% 20% 26% With AHFC Available to DT Exclusive to DT Not Available to DT Top 40 lenders (financing sources) account for approximately 85% of total new vehicle financing in US during 2012 Source: AutoCount market reports from Experian Automotive and Dealertrack Technologies estimates